December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

AMERIPRISE GLOBAL ASSET MANAGEMENT
PERSONAL ACCOUNT DEALING AND
CODE OF ETHICS POLICY

Entities that have adopted – See Appendix A

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

Table of Contents
Introduction – Standards of Business Conduct3
A.General Principles - Required Standard of Business Conduct    3
B.Duty Owed to Clients    3

C.	Conflicts of Interest – Prevention and Management 4

D.	Additional Standards of Conduct and Regulatory Requirements 4

E.	Reporting of Potential Code of Ethics or other Compliance Violations/Breaches 5

F.	Non-Compliance with the Policy 5
Applicability of Policy and General Requirements For all Covered Persons5
A.Applicability and Scope of the Policy    5
B.Insider Dealing Restrictions – Misuse of Material Nonpublic Information    6
C.Notification of Brokerage Accounts and Holding Brokerage Accounts at Designated Broker-Dealers (Limited Choice)    7
Specific Personal Trading Restrictions For all Covered Persons7
A.Client Conflict – Prohibition on “Front Running”    7
B.Prior Approval (Pre-Clearance) of Personal Security Transactions    7
C.Short-Term Trading Prohibition (30 Day Holding Period)    8
D.Initial Public Offerings (“IPOs”) and Limited Offerings    9
E.Participation in Investment Clubs    9
F.Derivatives    9
G.Frequent and Unusual Trading Activity    9
Additional Trading Restrictions for Investment Employees10
A.Rules Applicable to Portfolio Managers and other Designated Covered Persons    10
14 Day Blackout Period10
B.Rules Applicable to Research Analysts    10
C.Rules Applicable to Trading Personnel    10
3 Day Blackout Period10
Reporting and Administration Requirements11
A.Reporting Requirements    11
B.Confidentiality    11
C.Certification of Compliance with and Annual Review of Policy    11
D.Resources    12
E.Recordkeeping Requirements    12
Appendix A – Entities that have adopted Global Policy13
Appendix B – Other Policies Applicable to Covered Persons*    14
Appendix C – Compliance and Reporting Resources*    15
Appendix D – Individual Securities Requirements*    16
Appendix E – Covered Funds List*    17
Appendix F – Options/Shorting Trading Guidelines*    18
Appendix G – Limited Choice Policy*    19
*Intentionally omitted for the purpose of filing this Exhibit 14(b).

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

Introduction – Standards of Business Conduct

A.	General Principles - Required Standard of Business Conduct

The conduct of personal dealings in investments by Covered Persons (refer to Section A: Applicability of Policy and Scope of Policy for definition of Covered Persons) employed by or affiliated with the Ameriprise Global Asset Management Entities (the “Firms”) is a matter of the utmost importance to the organization, its clients, its regulators and to employees themselves. It is essential that the Firms appropriately manage access to privileged information concerning clients’ portfolios, the Firms’ trading intentions and trading activities, and that the Firms discharge their duties in a way that does not harm the interests of clients, the Firms or breach any legal or regulatory requirements. It is important that the Firms are not seen to act on privileged information for personal gain.

B.	Duty Owed to Clients

Various regulations applicable to the Firms impose a fiduciary duty to act in the exclusive best interest of their clients at all times recognizing their role as a “Trusted Adviser”. A number of specific obligations flow from the duty that is owed to clients, including:

•	To act solely in the best interests of clients at all times.

•	To make full and fair disclosure of all material facts, particularly where the Firms’ interests may conflict with those of its clients.

•	To act in a manner which satisfies the fiduciary duty owed to clients.

•	To refrain from favoring the interest of a particular client over the interests of another client.

•	To keep all information about clients (including former clients) confidential, including the client’s identity, client’s securities holdings information, and other non-public information.

•	To exercise a high degree of care to ensure that adequate and accurate representations and other information is presented appropriately.
In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly:

•	Defrauds a client in any manner.

•	Misleads a client, including any statement that omits material facts.

•	Operates or would operate as a fraud or deceit on a client.

•	Functions as a manipulative practice with respect to a client.

•	Functions as a manipulative practice with respect to securities.

_________________
1 See Appendix A

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

Specifically, the fiduciary duty owed to clients means the following outcomes must be achieved:

•	To have a reasonable, independent basis for investment advice.

•	To ensure that investment advice is suitable to the client’s investment objectives, needs and circumstances.

•	To refrain from effecting Personal Securities Transactions inconsistent with clients’ interests.

•	To obtain best execution for clients’ securities transactions.

C. Conflicts of Interest – Prevention and Management

All Covered Persons must be vigilant in terms of identifying circumstances that may present a conflict of interest. A conflict of interest is any situation that presents an incentive to act other than in the best interest of a client or without objectivity. A conflict of interest may arise, for example, when a Covered Person engages in a transaction that potentially favors:

(i)	The Firms’ interests over a client’s interest

(ii)	The interest of a Covered Person over a client’s interest

(iii)	One client’s interest over another client’s interest

In addition to this Ameriprise Global Asset Management Personal Account Dealing and Code of Ethics Policy (“Policy”), the Firms have adopted various policies designed to prevent, or otherwise manage, conflicts of interest in contexts outside of personal trading (certain of these policies are listed in Appendix B). To effectively manage conflicts of interest, all Covered Persons must seek to prevent conflicts of interest, including the appearance of a conflict.

The requirements set forth in this Policy do not identify all possible conflicts of interest that may arise in relation to personal transactions. Employees are encouraged to seek assistance from their local Compliance resources (see Appendix C) whenever they have any questions concerning obligations under the Policy, including conflicts of interest situations or concerns.

D. Additional Standards of Conduct and Regulatory Requirements

Covered Persons must comply with other policies adopted by the individual Ameriprise Global Asset Management Entities that are intended to promote fair and ethical standards of business conduct and comply with related regulatory requirements. These policies are listed in Appendix B.

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

E. Reporting of Potential Code of Ethics or other Compliance Violations/Breaches

The Firms have various resources for Covered Persons to raise compliance issues and concerns on a confidential basis (refer to Appendix C for a list of Compliance resources). In general, a Covered Person should first discuss a compliance issue with their supervisor, department head, Chief Compliance Officer, Compliance Executive, or other resource listed on Appendix C. In the event that a Covered Person does not feel comfortable discussing compliance issues through these channels, the employee may anonymously report suspected violations of law or company policy by contacting their local resources (refer to Appendix C). Employees are encouraged to report these questionable practices so that the Firms have an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.

F. Non-Compliance with the Policy

Violations/Breaches of this Policy are taken seriously and may result in disciplinary actions and/or sanctions. Disciplinary actions could be up to and including termination of employment and sanctions will vary depending on the circumstances (e.g., depending on the severity of the violation, if a record of previous violations exists, etc.).
Applicability of Policy and General Requirements For all Covered Persons

A.	Applicability and Scope of the Policy

1.	Employees, Contractors, Directors and others who are “Covered Persons”

This Policy applies to all Covered Persons. Covered Persons include:

•	All Columbia and Threadneedle employees and contractors.

•
Any other individual with a specific role (including working on a project) which compels Covered Person status due to access to proprietary information (e.g., holdings/transactions), such as the member of a staff group that provides ongoing audit, technology, finance, compliance, or legal support to Firms.

•	Any other persons that may be deemed appropriate by Compliance.

2.	Applicability of Policy to Certain Household Members, Trusteeships and Executorships of Covered Persons

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

This Policy governs a Covered Person’s personal securities transactions as well as those securities transactions in which a Covered Person is deemed to have a direct or indirect Beneficial Ownership and over which a Covered Person exercises direct or indirect influence or control (“Affiliated Accounts”). An account generally is covered by this Policy if it is:

•	In the Covered Person’s name

•	In the name of the Covered Person’s spouse/partner and/or any financially dependent members of the Covered Person’s household,

•	Of a partnership in which the Covered Person or a member of his/her immediate family is a partner with direct or indirect investment discretion

•	Of a trust in which the Covered Person (or a member of his/her immediate family) is a beneficiary and a trustee with direct or indirect investment discretion

•	Of a closely held corporation in which the Covered Person or a member of his/her immediate family holds shares and have direct or indirect investment discretion

It is the responsibility of the Covered Person to seek advice in the event that it is not clear whether certain personal securities transactions are covered by this Policy.

B.	Insider Dealing Restrictions – Misuse of Material Nonpublic Information

A Covered Person who is in possession of material nonpublic information (often referred to as “Inside Information”) about securities or financial instruments is prohibited from buying, selling, recommending or trading such securities or financial instruments. In addition, a Covered Person must not communicate or disclose such information to others who may misuse it. Material nonpublic information may include nonpublic information about a pooled investment vehicle (e.g., UCITS, open-end and closed-end mutual funds, and private funds) that are advised or sub-advised by the Firm. The Firms each have adopted specific policies that address these prohibitions, and set forth specific protocols for handling material nonpublic information (see Appendix B which identifies the specific policies).

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

C.	Notification of Brokerage Accounts and Holding Brokerage Accounts at Designated Broker-Dealers (Limited Choice)

Covered Persons must promptly disclose their brokerage accounts to their Firm’s Compliance group, and ensure that each broker-dealer with which he/she maintains an account sends to the Compliance group, as soon as practicable, copies of all confirmations of his/her securities transactions and of all monthly, quarterly and annual account statements.

No Changes in Threadneedle reporting requirements until the implementation of the Personal Trading Assistant (PTA) tool.

Certain of the Firms require their employees to maintain brokerage accounts at one (or more) of the designated broker-dealer firms (please refer to Appendix G of this Policy for additional details concerning this requirement).
Specific Personal Trading Restrictions For all Covered Persons

A.	Client Conflict – Prohibition on “Front Running”

Covered Persons are prohibited from engaging in a Personal Securities Transaction that involves the purchase or sale of a Reportable Security when such Covered Person has knowledge that such security (1) is being considered for purchase or sale by a client account or (2) is being purchased or sold by a client account.

B.	Prior Approval (Pre-Clearance) of Personal Security Transactions

Covered Persons must obtain approval – often referred to as pre-clearance - from Compliance prior to effecting a securities trade in most categories of investments. This pre-clearance requirement extends to securities transactions in all accounts for which the Covered Person has Beneficial Ownership (discussed above). If the Covered Person receives pre-clearance approval, it is valid only for the duration of the locally defined approval period; if a Covered Person does not effect the pre-cleared personal trade(s) within that locally approved time period, the Covered Person must request and obtain pre-clearance for the proposed personal trade(s) again before the trade(s) are effected. If the Covered Person does not receive pre-clearance approval, he/she must not effect the requested Personal Securities Transaction (but may request approval on a subsequent day).

Covered Persons are required to obtain such pre-clearance approval for the majority of investments. Please refer to Appendix D that identifies those categories of investments to which pre-clearance is or is not applicable.

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

No Changes in Threadneedle pre-clearance requirements until the implementation of the Personal Trading Assistant (PTA) tool.

Private Placements/Limited Offerings: Investments in private placement offerings require approval by the Compliance group (e.g., private placements, non-exchange traded REITs, hedge funds, fixed income new issues, etc.).
Gifts and Charitable Donations: Approval is not necessary for a gift of securities to a Non-Profit Organization, but Compliance should be notified in advance and the Short-Term and 14-day Blackout rules do not apply. For gifting securities to a For-Profit Organization, individual, trust or other person or entity (other than a Non-Profit Organization), the pre-clearance requirement and 14-day Blackout rule do apply if you are purchasing the securities you intend to give.

C.	Short-Term Trading Prohibition (30 Day Holding Period)

1.	Individual Securities at a Profit

Covered Persons are prohibited from engaging in short-term trading of Reportable Securities. This means that Covered Persons may not buy (or add to their existing position), then sell the same securities (or equivalent) within 30calendar days if the trade would result in a gain. Covered Persons must wait until calendar day 31 (Trade Date + 30) to trade out of a position at a profit.

These prohibitions on short term trading apply across all accounts in which Covered Persons have Beneficial Ownership (so that Covered Persons cannot buy securities (or equivalent) in one account and sell the same security (or equivalent) from another account within 30 days.

When calculating the 30-day holding period, the average cost method must be used.

2.	Covered Funds and other Pooled Investment Vehicles

A Covered Person is prohibited from short term trading in any Covered Fund (e.g., mutual fund, SICAV, OEIC, or other pooled investment vehicle, see Appendix E) held for less than 30 calendar days, or a longer time if specified in the Covered Fund’s prospectus or similar disclosure document. Covered Persons are prohibited from engaging in market timing (short-term trading) in shares of any Mutual Fund or other pooled vehicles and must comply with the holding period policy established by any Mutual Fund held, even though the Mutual Fund may not be a Covered Fund. Please see the Mutual Fund’s prospectus for further information.

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

Transactions exempted from short-term trading prohibitions:
Money market fund investments, automated investments and withdrawal programs, and Dividend Reinvestments are not subject to the 30 day holding period.

Please note that Threadneedle provides discounts on investments to employees in its products but operates a holding period of a minimum 60 working days in order to qualify for those discounts. Please refer to the Threadneedle Compensation & Benefits intranet site for information.

D.	Initial Public Offerings (“IPOs”) and Limited Offerings

Covered Persons require pre-clearance approval to purchase Initial Public Offerings (“IPOs”) or Limited Offerings, including additions to existing holdings but excluding capital calls for previously approved commitments. Such approval will only be granted when it is established that there is no conflict or appearance of a conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when his/her participation in the Limited Offering is suggested by a person who has a business relationship with any such Company or expects to establish such a relationship). The 30-day holding period also applies to IPOs.

E.	Participation in Investment Clubs

No Covered Person may participate in private investment clubs or other similar groups.

F.	Derivatives

Covered Persons are strongly discouraged from investing in any form of derivative that could give rise to an open ended, unlimited liability. Most derivative trading is subject to pre-clearance requirements, option trading guidelines and the Short Term Trading Prohibition. (See Appendix F for additional guidance).

G.	Frequent and Unusual Trading Activity

Compliance monitors patterns of personal trading activity and may require additional information from a Covered Person with respect to a specific trade or series of transactions. In addition, frequent trading activity is strongly discouraged. Although no set limit of trades during a period of time is expressly stated by the Firms, Covered Persons should understand that they may come under scrutiny for frequent trading activity, which could result in corrective measures if the activity is deemed especially excessive.

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

Additional Trading Restrictions for Investment Employees

A.	Rules Applicable to Portfolio Managers and other Designated Covered Persons
14 Day Blackout Period

Portfolio Managers (and other Covered Persons specifically identified by Compliance) are not permitted to transact in any security that is purchased or sold in a client account 7 calendar days before and 7 calendar days after a client account they manage trades in that same (or equivalent) security. This means a Portfolio Manager must wait until calendar day 8 to trade the security. Application of this rule may be applied broader based on team function and location.
Because it is a Portfolio Manager’s responsibility to put his/her client’s interests ahead of his/her own, he/she may not delay taking appropriate action for a client account in order to avoid potential adverse consequences in his/her personal account. In certain limited instances, Compliance, at their discretion, may determine that a trade should be deemed to have not caused a black out violation (e.g., unexpected significant client redemption or inflow triggering a sale or purchase in all securities held in the client portfolio).

B.	Rules Applicable to Research Analysts

Research Analysts are prohibited from engaging in a personal securities transaction that involves securities issued by issuers on their Coverage List at the security (not issuer) level. This restriction includes securities convertible into, options on, and derivatives of, such securities.

C.	Rules Applicable to Trading Personnel
3 Day Blackout Period

Traders are not permitted to transact in any security that is purchased or sold in a client account 3 calendar days before the client transaction. This means a Trader must wait until calendar day 4 to trade the security. Application of this rule may be adjusted based on team function and location.

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

Reporting and Administration Requirements

A.	Reporting Requirements

1.
Initial Holdings Report and Certification: Upon becoming a Covered Person under this Policy, one must disclose all securities holdings (as indicated in Appendix D) in which they have Beneficial Ownership. All brokerage accounts must be disclosed.

All Covered Persons are notified of this requirement and are provided with a copy of this Policy when they first become subject to the Policy. This initial certification must be completed within 10 days of becoming a Covered Person. This information must be current as of the date no more than 45 days prior to the date the person becomes a Covered Person.

2.
Annual Certification: Covered Persons are also required to complete an annual accounts and holdings certification. This certification allows the Covered Person to validate the Brokerage Accounts and certain securities holdings in which they have Beneficial Ownership. Covered Persons also certify that they have received, read and understand the Policy. This information must be current as of a date no more than 45 days prior to the date the report was submitted.

3.
Quarterly Certification: On a quarterly basis, Covered Persons must also certify to securities transactions outside of a previously reported and approved Brokerage Account. The quarterly certification must be completed within 30 calendar days of the last day of the quarter.

No Changes in Threadneedle reporting requirements until the implementation of the Personal Trading Assistant (PTA) tool.

B.	Confidentiality

All reports and other documents and information supplied by or on behalf of any Covered Person in accordance with the requirements of this Policy will be treated as confidential, but are subject to review as provided herein and in the procedures by Legal, Compliance and other involved departments of the Firms, by Personal Trading, senior management, by representatives relevant regulatory authority of the asset management business’ regulatory or self-regulatory authority, or otherwise as required by law, regulation, or court order.

C.	Certification of Compliance with and Annual Review of Policy

At least annually, each Chief Compliance Officer/Compliance Executive of the Ameriprise Global Asset Management Entities must review the adequacy of this Policy and the policies and procedures herein referenced.

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

D.	Resources

Refer to Appendix C for Compliance and Legal resources.

E.	Recordkeeping Requirements

Each respective Compliance group is primarily responsible for maintaining records created with respect to this Policy and the procedures adopted to implement it. All records must be maintained for five years after the end of the fiscal year in which the documents were later of creation or last use, the first two years in an easily accessible place.

December 8, 2014

Global Asset Management – Personal Account Dealing/Code of Ethics Policy

Appendix A – Entities that have adopted Global Policy

Columbia Management Investment Advisers, LLC
Columbia Management Investment Distributors, Inc.
Columbia Management Investment Services, Corp.
Threadneedle Asset Management Ltd.
Threadneedle Asset Management Holdings SARL (TAMHS)
Threadneedle International Limited
Threadneedle Asset Management Limited (TAML)
Threadneedle International Limited (TINTL)
Threadneedle Pensions Limited (TPEN)
Threadneedle Navigator ISA Manager Limited (TNIML)
Threadneedle Portfolio Services Limited (TPSL)
Threadneedle Investment Services Limited (TISL)
Threadneedle Unit Trust Manager Limited (TUTML)
Threadneedle Management Luxembourg SA. (TMLUX)
Threadneedle Portfolio Services Hong Kong Limited (TPSHKL)
Threadneedle Portfolio Services Hong Kong Limited (DIFC Branch) (TPSHKL DIFC)
Threadneedle Investments Singapore (PTE) Limited (TIS)
TAM Malaysia